[Kamada letterhead]

Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	Kamada Ltd. Confidential Draft Registration Statement on Form F-1, submitted January 23, 2013 Application for Waiver of Requirements of Item 8.A.4, Form 20F

Ladies and Gentlemen:

Kamada Ltd., a company organized under the laws of Israel (the “Company”), has submitted with the Securities and Exchange Commission (the “Commission”) a confidential Draft Registration Statement on Form F-1, submitted on January 23, 2013 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares.

The Company hereby requests that the Commission waive the requirement under Item 8.A.4 of Form 20-F that the Registration Statement contain audited financial statements as of a date not older than 12 months at the time such Registration Statement is filed with the Commission. In connection with this request, the Company represents to the Commission that:

  The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months at the date of filing of the Registration Statement;

  Compliance with the above referenced requirement under Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company; and

  At the time the Registration Statement is declared effective, it will contain audited financial statements not older than 15 months in compliance with Item 8.A.4 of Form 20-F.

Thank you for your consideration.

Very truly yours,

By:	/s/ Gil Efron
Name: Gil Efron Title: CFO